Contact:Mary Magnani Director, Investor Relations MAJESCO ENTERTAINMENT COMPANY (732) 225-8910

FOR IMMEDIATE RELEASE

MAJESCO ENTERTAINMENT COMPANY ANNOUNCES SALE OF TWO TITLES

EDISON, N.J, December 13, 2005 -- Majesco Entertainment Company (NASDAQ: COOL), today announced that it has sold all of its rights and obligations related to the game titles, The Darkness and GhostRider, to a video game publisher. The assignment included all of Majesco's agreements with the licensors and developers for these titles. Majesco received proceeds of $8.0 million as a result of the transaction.

As a result of the sale, the Company reduces its financial obligations and improves its capital structure. Additionally, this sale affords the Company added flexibility with which to pursue additional opportunities and execute initiatives related to its core business.

Additional details will follow on a conference call in January 2006 when the Company plans to report its results for fiscal 2005, ended October 31, 2005 and discuss its overall business plans.

About Majesco Entertainment Company

Headquartered in Edison, NJ, Majesco Entertainment Company (NASDAQ: COOL) is a publisher of interactive entertainment products. The Company's diverse product lineup includes notable video game properties such as Aeon Flux™ and JAWS™ Unleashed, and Infected™ for the PSP™ (PlayStation®Portable), as well as entertainment products like Frogger® TV Arcade. Utilizing its proprietary video compression technology, Majesco also offers Game Boy® Advance Video versions of the beloved DreamWorks Animation movies Shrek, Shrek 2 and Shark Tale. More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; timely development and release of our products; the ability to secure licenses to valuable entertainment properties on favorable terms; continued consumer acceptance of the gaming platforms on which our products operate and our products; competitive factors in the businesses in which we compete; fulfillment of orders preliminarily made by customers; the ability to attract and retain key personnel; adverse changes in the securities markets; and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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